Exhibit 99.1

News Release

ADVANSIX ANNOUNCES FIRST QUARTER 2023 FINANCIAL RESULTS

Sales of $401 million, down 16% versus prior year
Earnings Per Share of $1.22; Adjusted Earnings Per Share of $1.30
Returned $18 million of cash to shareholders through repurchases and dividends
Planned multi-year investment to expand granular ammonium sulfate production

Parsippany, N.J., May 5, 2023 - AdvanSix (NYSE: ASIX) today announced its financial results for the first quarter ending March 31, 2023. Overall, the Company continued to execute and progress its core strategies to deliver solid earnings results amid a continued dynamic macro environment.
First Quarter 2023 Summary
•Sales down approximately 16% versus prior year driven by 9% lower volume, 6% unfavorable impact of market-based pricing and 4% lower raw material pass-through pricing, partially offset by 3% contribution from acquisitions
•Net Income of $35.0 million, a decrease of $28.1 million versus the prior year
•Adjusted EBITDA of $65.4 million, a decrease of $37.8 million versus the prior year
•Cash Flow from Operations of $1.6 million, a decrease of $47.6 million versus the prior year
•Capital Expenditures of $24.6 million, an increase of $3.6 million versus the prior year
•Free Cash Flow of ($23.0) million, a decrease of $51.2 million versus the prior year
•Repurchased 333,054 shares for approximately $13.5 million in 1Q23

“As a diversified chemistry company, our first quarter performance reflects the resilience of our business model and our team's ability and commitment to perform through various economic and industry conditions," said Erin Kane, president and CEO of AdvanSix. "We delivered solid earnings results in the current macro environment and against a record first quarter in the prior year period. Our performance was achieved in an environment that saw nitrogen fertilizer pricing reset amid lower energy costs and improved supply. While down from last year's peak levels, Ammonium Sulfate value pricing remains robust and we continue to be well positioned to serve our key plant nutrients customers as the season progresses. While headwinds in consumer durables and building and construction end markets persist across portions of our nylon and chemical intermediates portfolio, North American acetone supply and demand continues to be balanced supporting our performance. With confidence in the health of our balance sheet, we continued to deploy a significant amount of capital through increased capital expenditures and $18 million of cash returned to shareholders in the form of share repurchases and dividends. We are announcing today our intention to invest in expanding our granular ammonium sulfate production by approximately 200,000 tons per year. We believe that this investment will have meaningful impact in helping to nourish the world and is a win-win for our customers and our growth and sustainability initiatives."

Summary first quarter 2023 financial results for the Company are included below:

($ in Thousands, Except Earnings Per Share)	1Q 2023	1Q 2022
Sales	$400,544	$479,073
Net Income	34,954	63,073
Diluted Earnings Per Share	$1.22	$2.15
Adjusted Diluted Earnings Per Share (1)	$1.30	$2.26
Adjusted EBITDA (1)	65,354	103,163
Adjusted EBITDA Margin % (1)	16.3%	21.5%
Cash Flow from Operations	1,575	49,162
Free Cash Flow (1)(2)	(23,028)	28,143
(1) See “Non-GAAP Measures” included in this press release for non-GAAP reconciliations
(2) Net cash provided by operating activities less capital expenditures

Sales of $401 million in the quarter decreased approximately 16% versus the prior year. Sales volume decreased approximately 9%, driven by cautious buying behavior for ammonium sulfate ahead of the start of the domestic planting season as a result of significant pricing declines year-over-year, and soft end market demand, particularly in consumer durables and building and construction impacting portions of our nylon and chemical intermediates product lines. Market-based pricing was unfavorable by 6% compared to the prior year primarily reflecting lower ammonium sulfate pricing. Raw material pass-through pricing was unfavorable by 4% following a net cost decrease in benzene and propylene (inputs to cumene which is a key feedstock to our products). The acquisition of U.S. Amines contributed approximately 3% to sales in the quarter.

Sales by product line and approximate percentage of total sales are included below:

($ in Thousands)	1Q 2023		1Q 2022
	Sales	% of Total	Sales	% of Total
Nylon	$99,372	25%	$118,609	25%
Caprolactam	72,390	18%	70,005	15%
Chemical Intermediates	114,564	29%	135,690	28%
Ammonium Sulfate	114,218	28%	154,769	32%
	$400,544	100%	$479,073	100%

Adjusted EBITDA of $65.4 million in the quarter decreased $37.8 million versus the prior year primarily due to lower sales and production volume, higher plant spend and unfavorable market-based pricing, net of raw material costs.

Adjusted earnings per share of $1.30 decreased $0.96 versus the prior year driven primarily by the factors discussed above, partially offset by a lower effective tax rate.

Cash flow from operations of $1.6 million in the quarter decreased $47.6 million versus the prior year primarily due to the unfavorable impact of changes in working capital driven largely by the timing of raw material payments, and lower net income. Capital expenditures of $24.6 million in the quarter increased $3.6 million versus the prior year.

Dividend
The Company's Board of Directors declared a quarterly cash dividend of $0.145 per share on the Company's common stock. The dividend is payable on May 30, 2023 to stockholders of record as of the close of business on May 16, 2023.

SUSTAIN Project to Increase Granular Ammonium Sulfate Production by ~20%
The Company is announcing today it has kicked off its SUSTAIN (Sustainable U.S. Sulfate to Accelerate Increased Nutrition) project. SUSTAIN will include a multi-year series of capital investments focused on the planned expansion of granular ammonium sulfate production by approximately 200,000 tons per year at its Hopewell, Virginia site. The expansion is expected to increase granular ammonium sulfate production, predominantly through increased conversion, by nearly 20% and improve customer logistics. Further, the project is targeting no net increase in energy consumption or emissions, an anticipated reduction of total water usage at the site by approximately 10%, and a reduction of nutrient discharges. AdvanSix’s SUSTAIN project will ensure that the premium granular product variety required by the U.S. market can be produced domestically, increasing resiliency in the local fertilizer market.

Outlook
•Expect strong underlying agriculture and fertilizer industry fundamentals to continue through the domestic planting season; Anticipate improvement in 2Q23 ammonium sulfate domestic sales volume in a lower nitrogen and raw material pricing environment
•Expect balanced supply and demand conditions for North American acetone to continue
•Expect continued headwinds in consumer durables and building and construction end markets across nylon and other chemical intermediates
•Continue to expect Capital Expenditures of $110 million to $120 million in 2023, reflecting increased spend due to critical infrastructure, other maintenance, and growth and cost savings projects
•Continue to expect pre-tax income impact of planned plant turnarounds to be $28 million to $33 million in 2023 versus approximately $50 million in 2022

•Negotiations with Hopewell South bargaining unit remain ongoing

"From the beginning of negotiations with the Hopewell South bargaining unit and associated economic strike, we have endeavored to reach a contract through a transparent and good faith bargaining process to address the various needs brought forth by the union negotiations' team. Our proposals maintain a market-based, role-specific wage approach designed to ensure we are providing competitive wages to our employees intended to improve attraction, retention, and development of our workforce in order to support long-term, sustainable growth. Ahead of the bargaining process, and consistent with historical practice, we developed robust contingency plans in the event of a work stoppage or strike. I’d like to thank our trained salary and contingent contract workers who have demonstrated an unwavering commitment to our customers and key stakeholders to ensure safe, stable and sustainable operations over the past several weeks. All parties were back at the bargaining table this week and we remain committed to continuing to bargain in good faith to reach a resolution to this situation," said Kane.

"We believe that AdvanSix offers a compelling investment thesis over the near, medium and long-term. While industry conditions continue to be dynamic, we have substantially increased the earnings power of this business. In addition, our healthy balance sheet supports performance in a dynamic and uncertain macro environment and provides further optionality to deploy capital with a focus on maximizing shareholder value,” concluded Kane.

Conference Call Information
AdvanSix will discuss its results during its investor conference call today starting at 9:00 a.m. ET. To participate on the conference call, dial (844) 855-9494 (domestic) or (412) 858-4602 (international) approximately 10 minutes before the 9:00 a.m. ET start, and tell the operator that you are dialing in for AdvanSix’s first quarter 2023 earnings call. The live webcast of the investor call as well as related presentation materials can be accessed at http://investors.advansix.com. Investors can hear a replay of the conference call from 12 noon ET on May 5 until 12 noon ET on May 12 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international). The access code is 2818368.

About AdvanSix
AdvanSix is a diversified chemistry company that produces essential materials for our customers in a wide variety of end markets and applications that touch people’s lives. Our integrated value chain of our five U.S.-based manufacturing facilities plays a critical role in global supply chains and enables us to innovate and deliver essential products for our customers across building and construction, fertilizers, agrochemicals, plastics, solvents, packaging, paints, coatings, adhesives, electronics and other end markets. Guided by our core values of Safety, Integrity, Accountability and Respect, AdvanSix strives to deliver best-in-class customer experiences and differentiated products in the industries of nylon solutions, chemical intermediates, and plant nutrients. More information on AdvanSix can be found at http://www.advansix.com.

Forward Looking Statements
This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words such as "expect," "anticipate," "estimate," “outlook,” "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" and other variations or similar terminology and expressions. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control and difficult to predict, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: general economic and financial conditions in the U.S. and globally, including the impact of the coronavirus (COVID-19) pandemic and any resurgences; the potential effects of inflationary pressures, labor market shortages and supply chain issues; instability or volatility in financial markets or other unfavorable economic or business conditions caused by geopolitical concerns, including as a result of the conflict between Russia and Ukraine; the effect on our customers’ demand for our products and our suppliers’ ability to manufacture and deliver our raw materials, including implications of reduced refinery utilization in the U.S.; our ability to sell and provide our goods and services; the ability of our customers to pay for our products; any closures of our and our customers’ offices and facilities; risks associated with increased phishing, compromised business emails and other cybersecurity attacks and disruptions to our technology infrastructure; risks associated with employees working remotely or operating with a reduced workforce; risks associated with our indebtedness including compliance with financial and restrictive covenants, and our ability to access capital on reasonable terms, at a reasonable cost, or at all, due to economic conditions or otherwise; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, natural disasters, pandemics and geopolitical conflicts and related events; price fluctuations, cost increases and supply of raw materials; our operations and growth projects requiring substantial capital; growth rates and cyclicality of the industries we serve including global changes in supply and demand; failure to develop and commercialize new products or technologies; loss of significant customer relationships; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; hazards associated with chemical manufacturing, storage and transportation; litigation associated with chemical manufacturing and our business operations generally; inability to acquire and integrate businesses, assets, products or technologies; protection of our intellectual property and proprietary information; prolonged work stoppages as a result of labor difficulties or otherwise; cybersecurity, data privacy incidents and disruptions to our technology infrastructure; failure to maintain effective internal controls; our ability to declare and pay quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase our common stock and the amount and timing of any future repurchases; disruptions in supply chain, transportation and logistics; potential for uncertainty regarding qualification for tax treatment of our spin-off; fluctuations in our stock price; and changes in laws or regulations applicable to our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission (SEC), including the risk factors in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, as updated in subsequent reports filed with the SEC.

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures intended to supplement, not to act as substitutes for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in this press release. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. Non-GAAP measures in this press release may be calculated in a way that is not comparable to similarly-titled measures reported by other companies.

# # #

Contacts:
Media	Investors
Janeen Lawlor	Adam Kressel
(973) 526-1615	(973) 526-1700
janeen.lawlor@advansix.com	adam.kressel@advansix.com

AdvanSix Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,826	$30,985
Accounts and other receivables – net	161,389	175,429
Inventories – net	224,635	215,502
Taxes receivable	1,023	9,771
Other current assets	6,295	9,241
Total current assets	395,168	440,928

Property, plant and equipment – net	812,518	811,065
Operating lease right-of-use assets	113,225	114,688
Goodwill	56,192	56,192
Intangible assets	48,480	49,242
Other assets	23,232	23,216
Total assets	$1,448,815	$1,495,331

LIABILITIES
Current liabilities:
Accounts payable	$212,506	$272,770
Accrued liabilities	40,611	48,820
Operating lease liabilities – short-term	36,171	37,472
Deferred income and customer advances	25,672	34,430
Total current liabilities	314,960	393,492

Deferred income taxes	160,192	160,409
Operating lease liabilities – long-term	77,418	77,571
Line of credit – long-term	127,000	115,000
Postretirement benefit obligations	1,139	—
Other liabilities	10,039	10,679
Total liabilities	690,748	757,151

STOCKHOLDERS' EQUITY
Common stock, par value $0.01; 200,000,000 shares authorized; 32,532,842 shares issued and 27,668,715 outstanding at March 31, 2023; 31,977,593 shares issued and 27,446,520 outstanding at December 31, 2022	325	320
Preferred stock, par value $0.01; 50,000,000 shares authorized and 0 shares issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Treasury stock at par (4,864,127 shares at March 31, 2023; 4,531,073 shares at December 31, 2022)	(48)	(45)
Additional paid-in capital	163,831	174,585
Retained earnings	598,339	567,517
Accumulated other comprehensive loss	(4,380)	(4,197)
Total stockholders' equity	758,067	738,180
Total liabilities and stockholders' equity	$1,448,815	$1,495,331

AdvanSix Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Sales	$400,544	$479,073

Costs, expenses and other:
Costs of goods sold	330,042	375,646
Selling, general and administrative expenses	25,114	21,210
Interest expense, net	1,267	563
Other non-operating (income) expense, net	(108)	(603)
Total costs, expenses and other	356,315	396,816

Income before taxes	44,229	82,257
Income tax expense	9,275	19,184
Net income	$34,954	$63,073

Earnings per common share
Basic	$1.27	$2.24
Diluted	$1.22	$2.15

Weighted average common shares outstanding
Basic	27,601,784	28,199,871
Diluted	28,586,563	29,371,051

AdvanSix Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$34,954	$63,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,845	16,692
Loss on disposal of assets	168	359
Deferred income taxes	(170)	(519)
Stock-based compensation	2,013	3,374
Amortization of deferred financing fees	155	155
Changes in assets and liabilities, net of business acquisitions:
Accounts and other receivables	14,007	(28,402)
Inventories	(9,133)	(1,889)
Taxes receivable	8,748	—
Accounts payable	(53,388)	9,904
Accrued liabilities	(8,408)	(11,718)
Deferred income and customer advances	(8,758)	(315)
Other assets and liabilities	3,542	(1,552)
Net cash provided by operating activities	1,575	49,162

Cash flows from investing activities:
Expenditures for property, plant and equipment	(24,603)	(21,019)
Acquisition of businesses	—	(98,589)
Other investing activities	(1,003)	(296)
Net cash used for investing activities	(25,606)	(119,904)

Cash flows from financing activities:
Borrowings from line of credit	78,000	148,500
Payments of line of credit	(66,000)	(63,500)
Payment of line of credit facility fees	—	—
Principal payments of finance leases	(231)	(237)
Dividend payments	(4,020)	(3,517)
Purchase of treasury stock	(13,499)	(7,012)
Issuance of common stock	622	714
Net cash (used for) provided by financing activities	(5,128)	74,948

Net change in cash and cash equivalents	(29,159)	4,206
Cash and cash equivalents at beginning of period	30,985	15,100
Cash and cash equivalents at the end of period	$1,826	$19,306

Supplemental non-cash investing activities:
Capital expenditures included in accounts payable	$8,193	$7,335

AdvanSix Inc.
Non-GAAP Measures
(Dollars in thousands, except share and per share amounts)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended March 31,
	2023	2022
Net cash provided by operating activities	$1,575	$49,162
Expenditures for property, plant and equipment	(24,603)	(21,019)
Free cash flow (1)	$(23,028)	$28,143

(1) Free cash flow is a non-GAAP measure defined as Net cash provided by operating activities less Expenditures for property, plant and equipment

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to Adjusted EBITDA and Earnings Per Share to Adjusted Earnings Per Share

	Three Months Ended March 31,
	2023	2022
Net income	$34,954	$63,073
Non-cash stock-based compensation	2,013	3,374
Non-recurring, unusual or extraordinary expenses	—	—
Non-cash amortization from acquisitions	532	201
Non-recurring M&A costs	—	277
Benefit from income taxes relating to reconciling items	(435)	(556)
Adjusted Net Income	37,064	66,369
Interest expense, net	1,267	563
Income tax expense - adjusted	9,710	19,740
Depreciation and amortization - adjusted	17,313	16,491
Adjusted EBITDA	$65,354	$103,163

Sales	$400,544	$479,073

Adjusted EBITDA Margin (2)	16.3%	21.5%

(2) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Sales

	Three Months Ended March 31,
	2023	2022
Net Income	$34,954	$63,073
Adjusted Net Income	37,064	66,369

Weighted-average number of common shares outstanding - basic	27,601,784	28,199,871
Dilutive effect of equity awards and other stock-based holdings	984,779	1,171,180
Weighted-average number of common shares outstanding - diluted	28,586,563	29,371,051

EPS - Basic	$1.27	$2.24
EPS - Diluted	$1.22	$2.15
Adjusted EPS - Basic	$1.34	$2.35
Adjusted EPS - Diluted	$1.30	$2.26

The Company believes the non-GAAP financial measures presented in this release provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors, as these non-GAAP measures exclude items that are not considered core to the Company’s operations.

AdvanSix Inc.
Appendix
(Pre-tax income impact, Dollars in millions)

Planned Plant Turnaround Schedule (3)

	1Q	2Q	3Q	4Q	FY
2017	—	~$10	~$4	~$20	~$34
2018	~$2	~$10	~$30	—	~$42
2019	—	~$5	~$5	~$25	~$35
2020	~$2	~$7	~$20	~$2	~$31
2021	~$3	~$8	—	~$18	~$29
2022	~$1	~$5	~$44	—	~$50
2023E	~$2	~$1	$25-$30	—	$28-$33

(3) Primarily reflects the impact of fixed cost absorption, maintenance expense, and the purchase of feedstocks which are normally manufactured by the Company.